EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS THIRD QUARTER RESULTS:
GROWTH IN ALL REGIONS DRIVEN BY SALES TO LOCAL CUSTOMERS;
COMPANY MAINTAINS ITS FULL YEAR EARNINGS OUTLOOK

New York, N.Y., November 28, 2018 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“third quarter”) and nine months (“year-to-date”) ended October 31, 2018. Management attributed sales growth in the third quarter to higher spending by local customers in all regions, partly offset by lower spending attributed to foreign tourists, primarily Chinese, in certain regions. Planned higher strategic investment spending in the quarter and year-to-date, which is intended to support long-term sustainable sales growth, negatively impacted earnings; higher gross margins and lower effective tax rates had positive effects on net earnings. Management maintained its net earnings outlook for the full year ending January 31, 2019 (“fiscal 2018”).

In the third quarter:

•
Worldwide net sales increased 4% to $1.0 billion, reflecting growth in all regions and in most product categories; comparable sales rose 2%. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales and comparable sales increased 5% and 3%, respectively.

•	Net earnings declined 5% to $95 million, from $100 million a year ago; net earnings per diluted share declined 4% to $0.77, from $0.80 a year ago.

In the year-to-date:

•
Worldwide net sales rose 10% to $3.1 billion, due to increased sales in all regions and product categories; comparable sales rose 7%. On a constant-exchange-rate basis, worldwide net sales and comparable sales increased 9% and 6%, respectively.

•	Net earnings rose 24% to $382 million, from $308 million a year ago; net earnings per diluted share rose 25% to $3.08, from $2.46 a year ago.

Alessandro Bogliolo, Chief Executive Officer, said, “It is worth noting that in the third quarter our sales attributed to local customers continued to grow at a strong rate worldwide and were positive in every region, with particularly strong growth in mainland China. Jewelry volumes also increased in the quarter and year to date. This resulted in mid-single-digit net sales growth in the quarter and even higher growth year-to-date, despite lower-than-expected spending in the third quarter attributed to Chinese tourists in the U.S. and Hong Kong and lower wholesale travel-retail sales in Korea.

We are encouraged with our strategic progress on a global basis and with customers’ reactions to our evolved brand message, product innovation and in-store initiatives. We recently completed the global launch of PAPER FLOWERS, a floral collection in platinum and diamonds, introduced in the Americas TIFFANY TRUE, an innovative engagement ring design, and customers appreciate our expanded offerings of high jewelry and product personalization.

Our full year outlook is unchanged. We believe we have substantial growth opportunities to pursue as a geographically-diversified luxury brand and are not distracted by external factors, such as the negative effects of a strong U.S. dollar or fluctuations in tourist spending. Our teams are truly excited about the activities planned for the holiday season and are deeply committed to achieving the long-term growth potential of this legendary brand.”

Net sales by region were as follows:

•
In the Americas, total net sales increased 5% to $442 million in the third quarter and 7% to $1.3 billion in the year-to-date; comparable sales increased 5% and 7%, respectively. Management attributed that growth in both periods to higher spending by local customers, partly offset by lower spending attributed to foreign tourists in the third quarter. On a constant-exchange-rate basis, total sales rose 6% in the third quarter and 7% in the year-to-date, and comparable sales rose 5% and 7%, respectively.

•
In Asia-Pacific, total net sales rose 4% to $294 million in the third quarter, highlighted by strong sales growth in mainland China, along with mixed results elsewhere which included a decline in wholesale travel-retail sales in Korea. In the year-to-date, total net sales rose 19% to $923 million, reflecting growth in most markets which included increased wholesale travel-retail sales; comparable store sales rose 1% in the quarter and 8% in the year-to-date. Management attributed the sales growth in the year-to-date to higher spending by local customers and foreign tourists, while sales growth in the third quarter was entirely attributed to local customers. On a constant-exchange-rate basis, total sales increased 6% and 18% in the third quarter and year-to-date, respectively, and comparable sales increased 4% and 7%, respectively.

•
In Japan, total net sales rose 2% to $142 million in the third quarter and 10% to $447 million in the year-to-date; comparable sales rose 1% and 8%, respectively. Management attributed the sales growth to higher spending by local customers and foreign tourists. On a constant-exchange-rate basis, total sales increased 3% in the third quarter and 8% in the year-to-date, and comparable sales increased 2% and 6%, respectively.

•
In Europe, total net sales of $114 million in the third quarter and $343 million in the year-to-date were 3% and 6%, respectively, above the prior year, with varied results by country, and with higher spending attributed to local customers more than offsetting lower sales attributed to foreign tourists; comparable sales declined 3% in the quarter and were unchanged in the year-to-date, which also reflected the negative effect from new stores on existing store sales. On a constant-exchange-rate basis, total sales increased 5% in the third quarter and 3% in the year-to-date; comparable sales were unchanged in the third quarter and declined 4% in the year-to-date.

•
Other net sales of $20 million in the third quarter and $66 million in the year-to-date were below the prior year by 7% and 17%, respectively, primarily reflecting reductions in wholesale sales of diamonds.

•
Tiffany has opened nine Company-operated stores in the year-to-date and closed three. At October 31, 2018, the Company operated 321 stores (124 in the Americas, 89 in Asia-Pacific, 55 in Japan, 48 in Europe, and five in the UAE), versus 315 stores a year ago (125 in the Americas, 86 in Asia-Pacific, 54 in Japan, 46 in Europe, and four in the UAE).

•
Sales results by jewelry category in the third quarter and year-to-date were as follows: Jewelry Collections increased 8% and 15%, respectively, Engagement Jewelry increased 2% and 7%, respectively, and Designer Jewelry sales declined 8% and rose 3%, respectively.

Other highlights:

•
Gross margins (gross profit as a percentage of net sales) increased to 62.2% in the third quarter and 63.1% in the year-to-date, from the prior year’s 61.5% and 62.0%, respectively. The increases largely reflected favorable product input costs and lower wholesale sales of diamonds, as well as sales leverage on fixed costs in the year-to-date, partly offset by increased investment spending and a charge recorded in the third quarter of $8.5 million ($0.05 per diluted share) for estimated net losses from the recent bankruptcy filing of a precious metals refiner.

•
Selling, general and administrative (“SG&A”) expenses increased 15% in both the third quarter and year-to-date. The growth in both periods reflected increased marketing spending, as well as higher labor and incentive compensation, store occupancy and depreciation expenses. In addition to the higher marketing spending, the Company also increased strategic investment spending in the areas of technology, visual merchandising, digital and store presentations. Management believes this higher level of investment spending, which began in the second quarter and is expected to continue for the remainder of the year, is necessary to generate long-term growth.

•
The effective income tax rates of 17.1% in the third quarter and 21.6% in the year-to-date were lower than the prior year’s rates of 33.4% and 32.9%, respectively. The declines largely reflected the enactment in December 2017 of the U.S. Tax Cuts and Jobs Act, as well as the recognition of income tax benefits related to the filing of the Company’s 2017 tax returns. The third quarter also reflected an income tax benefit related to additional guidance issued in respect of the 2017 Tax Act during the third quarter. The year-to-date also reflected the recognition of an income tax benefit from the release of tax reserves due to a lapse in a statute of limitations during the second quarter.

•
The Company spent $71 million in the third quarter to repurchase approximately 599,000 shares of its Common Stock at an average cost of approximately $118 per share. In the year-to-date, the Company spent $377 million to repurchase more than three million shares at an average cost of approximately $124 per share. The Company has $679 million of authorization remaining to repurchase shares under a program that was approved by the Company’s Board of Directors in May 2018 for up to $1.0 billion of repurchases and which expires in January 2022.

•	Net inventories at October 31, 2018 were 6% above the prior year.

•
At October 31, 2018 cash and cash equivalents and short-term investments totaled $655 million. Total debt (short-term and long-term) of $949 million represented 31% of stockholders’ equity, versus 34% a year ago.

Fiscal 2018 Outlook:
Management’s guidance for fiscal 2018 includes: (i) worldwide net sales increasing by a high-single-digit percentage over the prior year both as reported and on a constant-exchange-rate basis; and (ii) net earnings in a range of $4.65 - $4.80 per diluted share (unchanged from previous guidance). These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) mid-single-digit comparable sales growth, with varying degrees of growth in all regions; (ii) worldwide gross retail square footage increasing 2%, net through 10 store openings, four closings and at least 15 relocations; (iii) operating margin below the prior year as a result of significant SG&A expense growth (affected by anticipated higher investment spending in technology, marketing communications, visual merchandising, digital and store presentations, as well as initial expenses related to the renovation of the Company’s New York City flagship store) at a higher rate than sales growth for the remainder of the year, partly offset by a higher gross margin; (iv) interest and other expenses, net in line with the prior year; (v) an effective income tax rate in the low-to-mid-20’s; (vi) the U.S. dollar in the fourth quarter of the year stronger on a year-over-year basis; and (vii) EPS benefitting from share repurchases which are expected to total approximately $400 million for the full year.

Management also expects: (i) net cash provided by operating activities approaching $600 million and (ii) free cash flow (see “Non-GAAP Measures”) approaching $300 million. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) net inventories increasing at or below the rate of sales growth, (ii) capital expenditures of $280 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its sales results for the November-December holiday period on January 18, 2019. To be automatically notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 13,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit tiffany.com.

Forward-Looking Statements:
The historical trends and results reported in this document and on our third quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2018 Outlook,” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; store productivity; the renovation of the Company’s New York City flagship store, including the timing and cost thereof, and the temporary expansion of its retail operations to 6 East 57th Street; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; amounts recovered under Company insurance policies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors or suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased through open market transactions, including through Rule 10b5-1 plans and accelerated share repurchase or other structured repurchase transaction, and/or privately negotiated transactions; the Company’s receipt of any required approvals to the aforementioned renovation of its New York City flagship store and expansion of its retail operations to 6 East 57th Street, as well as the timing of such approvals; changes in the cost and timing estimates associated with the aforementioned renovation and expansion; delays caused by third parties involved in the aforementioned renovation and expansion; any casualty, damage or destruction to the Company’s flagship store or 6 East 57th Street; and the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2018 vs. 2017			Year-to-date 2018 vs. 2017
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	4%	(1)%	5%	10%	1%	9%
Americas	5	(1)	6	7	—	7
Asia-Pacific	4	(2)	6	19	1	18
Japan	2	(1)	3	10	2	8
Europe	3	(2)	5	6	3	3
Other	(7)	—	(7)	(17)	—	(17)

Comparable Sales:
Worldwide	2%	(1)%	3%	7%	1%	6%
Americas	5	—	5	7	—	7
Asia-Pacific	1	(3)	4	8	1	7
Japan	1	(1)	2	8	2	6
Europe	(3)	(3)	—	—	4	(4)
Other	(21)	—	(21)	(8)	—	(8)

Beginning in the first quarter of 2018, the Company revised its definition of comparable sales to include e-commerce and catalog sales, in addition to sales transacted in Company-operated stores open for more than 12 months. For reference purposes, the following tables reconcile the comparable sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year for the third quarter and year-to-date of 2017:

	Third Quarter 2017 vs. 2016 As Revised			Third Quarter 2017 vs. 2016 As Previously Reported
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Comparable Sales:
Worldwide	—%	—%	—%	(1)%	(1)%	—%
Americas	1	—	1	1	1	—
Asia-Pacific	3	1	2	2	—	2
Japan	(8)	(8)	—	(8)	(8)	—
Europe	(2)	4	(6)	(3)	5	(8)
Other	7	—	7	7	—	7

	Year-to-date 2017 vs. 2016 As Revised			Year-to-date 2017 vs. 2016 As Previously Reported
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Comparable Sales:
Worldwide	(1)%	—%	(1)%	(2)%	(1)%	(1)%
Americas	(1)	—	(1)	(1)	—	(1)
Asia-Pacific	(2)	—	(2)	(2)	—	(2)
Japan	(2)	(5)	3	(2)	(5)	3
Europe	(2)	(1)	(1)	(3)	(1)	(2)
Other	—	—	—	—	—	—

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Net sales	$1,012.4	$976.2	$3,121.5	$2,835.4

Cost of sales	383.1	376.2	1,152.5	1,076.8

Gross profit	629.3	600.0	1,969.0	1,758.6

Selling, general and administrative expenses	502.9	436.0	1,447.1	1,260.3

Earnings from operations	126.4	164.0	521.9	498.3

Interest and other expenses, net	11.9	13.6	34.8	39.2

Earnings from operations before income taxes	114.5	150.4	487.1	459.1

Provision for income taxes	19.6	50.2	105.2	150.9

Net earnings	$94.9	$100.2	$381.9	$308.2

Net earnings per share:

Basic	$0.78	$0.81	$3.10	$2.47
Diluted	$0.77	$0.80	$3.08	$2.46

Weighted-average number of common shares:

Basic	122.3	124.4	123.3	124.5
Diluted	123.1	125.0	124.0	125.1

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	October 31, 2018	January 31, 2018	October 31, 2017
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$655.4	$1,291.2	$1,009.4
Accounts receivable, net	212.4	231.2	218.0
Inventories, net	2,473.4	2,253.5	2,327.4
Prepaid expenses and other current assets	267.3	207.4	223.4

Total current assets	3,608.5	3,983.3	3,778.2

Property, plant and equipment, net	974.5	990.5	948.7
Other assets, net	517.7	494.3	587.1

	$5,100.7	$5,468.1	$5,314.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$68.9	$120.6	$193.2
Accounts payable and accrued liabilities	443.9	437.4	388.3
Income taxes payable	21.5	89.4	39.2
Merchandise credits and deferred revenue	81.2	77.4	73.6

Total current liabilities	615.5	724.8	694.3

Long-term debt	880.0	882.9	879.2
Pension/postretirement benefit obligations	284.9	287.4	314.1
Other long-term liabilities	265.8	284.3	216.6
Deferred gains on sale-leasebacks	32.1	40.5	40.7
Stockholders’ equity	3,022.4	3,248.2	3,169.1

	$5,100.7	$5,468.1	$5,314.0

TIF-E